Exhibit 15.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Annual Report of NaaS Technology Inc. on the Form 20-F of our report dated April 17, 2026, which includes an explanatory paragraph as to the Group’s ability to continue as a going concern, with respect to our audit of the consolidated financial statements of NaaS Technology Inc. and its subsidiaries as of December 31, 2025 and the related consolidated statements of profit or loss and other comprehensive income, changes in equity and cash flows for the fiscal year ended December 31, 2025, and the related notes.

/s/ Guangdong Prouden CPAs GP

Guangdong Prouden CPAs GP

Guangzhou, China

April 17, 2026